SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant Under §240.14a-12

Xylem Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-69(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT DATED MARCH 29, 2022

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2022

On March 29, 2022, Xylem Inc. (the “Company”) mailed to its shareholders a definitive proxy statement (the “Proxy Statement”) for the Company’s Annual Shareholders Meeting on May 12, 2022 (the “2022 Annual Meeting”). This Supplement to the Proxy Statement, which describes recent changes in the proposed nominees for election to the Company’s Board of Directors (the “Board”), should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

Effective May 11, 2022, Jorge M. Gomez resigned as a director of the Company. Mr. Gomez’s resignation from the Board did not result from any disagreement with the Company on any matter, including relating to its operations, policies or practices. In connection with Mr. Gomez’s resignation, the size of the Board will be reduced from 11 to 10 members effective following the 2022 Annual Meeting.

Mr. Gomez had been included as a nominee of the Board in the Company’s definitive proxy statement and proxy card for the 2022 Annual Meeting. In light of his departure from the Board, Mr. Gomez is no longer standing for re-election to the Board at the 2022 Annual Meeting, and the Company’s proxy materials are hereby deemed amended to remove Mr. Gomez as a nominee for the 2022 Annual Meeting. The Company’s slate of nominees otherwise remains unchanged. Previously voted proxies remain valid, other than with respect to Mr. Gomez as he is no longer standing for re-election, and the Company’s shareholders eligible to vote at the 2022 Annual Meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the 2022 Annual Meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the 2022 Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Gomez will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2022 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Gomez’s name as a nominee for election as Director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,

Kelly C. O’Shea

VP, Chief Corporate Counsel and Corporate Secretary